SCHEDULE 14A


           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.1)


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Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement
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      14a-6(e)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12


                           Onstream Media Corporation
                (Name of Registrant as Specified In Its Charter)

                                 not applicable
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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|X|   No fee required.

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      3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      paid previously. Identify the previous filing by registration statement
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      1)    Amount previously paid:

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

                           ONSTREAM MEDIA CORPORATION


                  NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 13, 2005

      The 2005 Annual Meeting of the shareholders of Onstream Media Corporation will be held at 11 a.m., local time, at the Courtyard by Marriott, 2440 West Cypress Creek Road, Fort Lauderdale, Florida 33309 on Tuesday, September 13, 2005. At the 2005 Annual Meeting you will be asked to vote on the following matters:


      1.    To elect a Board of Directors consisting of seven members.

      2. To ratify the appointment of Goldstein Lewin & Co. as the independent auditors of Onstream Media.

      3. To approve the possible issuance of in excess of 19.99% of the presently issued and outstanding common stock of Onstream Media upon the exercise of common stock purchase warrants (the "Warrants").


      4. To approve an amendment to our 1996 Stock Option Plan increasing the number of shares available for issuance under the plan.

      5. To approve the accelerated vesting of certain non-Plan compensatory options previously granted to executives under the terms of their employment agreements.


      6. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.


         The Board of Directors recommends that you vote FOR Proposals 1, 2, 3, 4 and 5.

         Only shareholders of record, as shown by the transfer books of Onstream Media at the close of business on July 21, 2005, will be entitled to notice of and to vote at the meeting. A list of shareholders entitled to vote at the 2005 Annual Meeting will be available for examination by any shareholder for the proper purpose during normal business hours at our offices for a period of at least 10 days preceding the 2005 Annual Meeting.


         The audio portion of the meeting will be webcast on www.onsm.com/investors in real time, enabling shareholders who are not in attendance to listen-only to the meeting as it is being held.

         All shareholders are invited to attend the 2005 Annual Meeting in person. However, even if you expect to be present at the 2005 Annual Meeting, we ask that as promptly as possible you mark, sign, date and return the enclosed proxy card in the postage pre-paid envelope provided. Shareholders attending the 2005 Annual Meeting may vote in person even if they have previously voted.

                               By Order of the Board of Directors
                               /s/ Randy S. Selman
Pompano Beach, Florida         Randy S. Selman,
________, 2005                 Chairman, President and Chief Executive Officer


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

                           ONSTREAM MEDIA CORPORATION

                                 PROXY STATEMENT
                               2005 ANNUAL MEETING


                                TABLE OF CONTENTS

                                                                                                Page No.
General............................................................................................1

Questions and Answers..............................................................................1

Security Ownership of Certain Beneficial Owners and Management ....................................5

Matters to be Considered at the 2005 Annual Meeting

Proposal 1 -      Election of Directors............................................................9

Proposal 2 -      Ratification of the appointment of Goldstein Lewin & Co. as the independent auditors of Onstream Media .....................................................23

Proposal 3 -      To approve the possible issuance of in excess of 19.99% of the presently issued and outstanding common stock of Onstream Media upon the exercise of warrants............................................................25

Proposal 4 -      To approve an amendment to our 1996 Stock Option Plan increasing the number of shares available for issuance under the plan......................27

Proposal 5 -      To approve amendments to certain executive employment agreements to accelerate the vesting of compensatory options granted under the employment agreements...........................................................31

Appraisal Rights..................................................................................32

Other Matters.....................................................................................32

Proposals of Shareholders.........................................................................33

Annual Report on Form 10-KSB......................................................................33

Householding of Annual Meeting Materials. ........................................................33

Where You Can Find More Information  .............................................................33


Exhibits:

A     Form of Additional $1.00 Warrant
B     Form of Additional $1.65 Warrant
C     Corporate Governance and Nominating Committee Principles


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


               Shareholders Should Read the Entire Proxy Statement
                   Carefully Prior to Returning Their Proxies


                           ONSTREAM MEDIA CORPORATION


                                 PROXY STATEMENT
                             DATED ___________, 2005

                       2005 ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 13, 2005

General


      The enclosed proxy is solicited on behalf of the Board of Directors of Onstream Media Corporation for use at our 2005 Annual Meeting of shareholders to be held on Tuesday, September 13, 2005 at 11 a.m. and at any adjournment or postponement thereof. The 2005 Annual Meeting will be held at Courtyard by Marriott, 2440 West Cypress Creek Road, Fort Lauderdale, Florida 33309. These proxy solicitation materials were mailed on or about August 5, 2005 to all shareholders entitled to vote at the 2005 Annual Meeting.


Questions and Answers

      Following are some commonly asked questions raised by our shareholders and answers to each of those questions.

1.    What may I vote on at the 2005 Annual Meeting?

      At the 2005 Annual Meeting, shareholders will consider and vote upon the following matters:

      *     to elect a Board of Directors consisting of seven members;

      * to ratify the appointment of Goldstein, Lewin & Co. as our independent auditors;

      * to approve the possible issuance of in excess of 19.99% of the presently issued and outstanding common stock of Onstream Media upon the exercise of the Warrants;


      * to approve an amendment to our 1996 Stock Option Plan increasing the number of shares available for issuance under the plan;



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


      * to approve amendments to certain executive employment agreements to accelerate the vesting of compensatory options granted under the employment agreements; and


      * such other matters as may properly come before the 2005 Annual Meeting or any adjournment or postponement thereof.


2.    How does the Board recommend that I vote on the Proposals?

      The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4 and 5.

3.    Why is shareholder approval of Proposals 3, 4 and 5 necessary?

Proposal 3:


      No shareholder approval was required under Florida law for the issuance of the Warrants or the shares of our common stock upon the exercise of the Warrants. However, our common stock is quoted on the Nasdaq SmallCap Market and we are subject to the rules of The Nasdaq Stock Market. Rule 4460(i)(1)(D) of Nasdaq Marketplace Rules requires companies whose securities are traded on The Nasdaq Stock Market to obtain shareholder approval prior to issuing common stock (or shares convertible into common stock such as the Warrants) in a transaction other than a public offering at a price less than the market value of the common stock when the amount of common stock to be issued (or issuable upon conversion) is or will be greater than 20% of the common stock or voting power of the company outstanding prior to issuance. Because of this rule we are required to obtain shareholder approval for the Warrants.


Proposal 4:

      Section 20 of our 1996 Stock Option Plan requires our shareholders to approve the increase in the number of shares available under the Plan. In addition, NASD Marketplace Rule IM-4350-5 of The Nasdaq Stock Market, Inc. requires shareholder approval when a stock option plan is materially amended, including a material increase in the number of shares available under a plan.

Proposal 5:

      No shareholder approval was required under Florida law for the acceleration of the vesting of the non-Plan options previously granted to certain executive officers as described in Proposal 5. However, Rule 4350(i)(1) of Nasdaq Marketplace Rules requires shareholder approval if any equity compensation arrangement is materially amended pursuant to which stock may be acquired by officers or directors which is outside of a plan which has been previously approved by the issuer's shareholder.



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

4.    How do I vote?

      Sign and date each proxy card you receive and return it in the postage-paid envelope prior to the 2005 Annual Meeting.

5.    Can I revoke my proxy?

      You have the right to revoke your proxy at any time before the 2005 Annual Meeting by:

      *     notifying the Secretary of Onstream Media in writing;

      *     voting in person at the 2005 Annual Meeting; or

      *     returning a later-dated proxy card.

6.    What shares are included on the proxy card(s)?

      The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

7.    What does it mean if I get more than one proxy card?

      If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone 801-272-9294, or if your shares are held in "street name," by contacting the broker or bank holding your shares.

8.    Who is entitled to vote at the 2005 Annual Meeting?


      Only holders of record of our common stock as of the close of business on July 21, 2005 are entitled to notice of and to vote at the 2005 Annual Meeting.


9.    How many votes may be cast?


      On July 21, 2005, the record date for the 2005 Annual Meeting, [10,670,486] shares of our common stock, the only outstanding voting securities of Onstream Media, were issued and outstanding. At the meeting, each outstanding share of common stock will be entitled to one vote.



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

10.   What is a "quorum" at the 2005 Annual Meeting?

      A "quorum" is a majority of the outstanding shares entitled to vote. The shares may be present or represented by proxy. For the purposes of determining a quorum, shares held by brokers or nominees will be treated as present even if the broker or nominee does not have discretionary power to vote on a particular matter or if instructions were never received from the beneficial owner. These shares are called "broker non-votes." Abstentions will be counted as present for quorum purposes.


11.   What vote is required to approve the Proposals?

      Once a quorum has been established, a plurality of the votes cast by the shares entitled to vote at the 2005 Annual Meeting is necessary to elect the directors (Proposal 1) and to ratify the appointment of auditors (Proposal 2). Once a quorum has been established, the majority of all the votes cast in person or by proxy at the 2005 Annual Meeting must vote FOR Proposals 3, 4 and 5. If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be treated as not present and entitled to vote with respect to that matter, even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters.


12.   What happens if I abstain?

      Proxies marked "abstain" will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the Proposals, shares represented by such proxies will not be treated as affirmative votes.

13.   How will voting on any other business be conducted?

      Although we do not know of any business to be considered at the 2005 Annual Meeting other than the Proposals described in this proxy, if any other business is properly presented at the 2005 Annual Meeting, your signed proxy card gives authority to the proxy holder, Randy S. Selman, to vote on such matters at his discretion.

14.   Who are the largest principal shareholders?

      For information regarding holders of more than 5% of Onstream Media's outstanding common stock, see "Security Ownership of Certain Beneficial Owners and Management" appearing later in this proxy.

15.   Who will bear the cost of this solicitation?

      Onstream Media will bear the entire cost of the solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in sending proxies and proxy


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

solicitation materials to shareholders. Proxies may also be solicited in person, by telephone, or by facsimile by directors, officers and employees of Onstream Media without additional compensation. We anticipate that the costs of the solicitation will not exceed $10,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table contains information regarding beneficial ownership of our common stock as of July 6, 2005 held by:


      * persons who own beneficially more than 5% of our outstanding common stock,

      *     our directors,

      *     named executive officers, and

      *     all of our directors and officers as a group.


      Unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o Onstream Media Corporation, 1291 Southwest 29 Avenue, Pompano Beach, Florida 33069. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from July 6, 2005 upon exercise of options, warrants or convertible securities. Each beneficial owner's percentage of ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from the date hereof have been exercised. All information is based upon a record list of stockholders as of July 6, 2005.



                                         SHARES OF COMMON
                                       STOCK BENEFICIALLY
NAME AND ADDRESS OF                           OWNED
OF BENEFICIAL OWNER                           NUMBER               PERCENTAGE
-------------------------------------------------------------------------------

Randy S. Selman (1)                           943,187                 8.1%
Alan M. Saperstein (2)                        945,154                 8.1%
Benjamin Swirsky (3)                          207,418                 1.9%
Robert Wussler (4)                            232,093                 2.1%
Charles C. Johnston (5)                       371,714                 3.4%
Cliff Friedland (6)                           832,276                 7.7%
David Glassman (7)                            832,109                 7.7%
Ronald W. Yates (8)                           164,810                 1.5%
Robert E. Tomlinson (9)                       250,000                 2.3%
All directors and officers as a
  group (nine persons) (10)                 4,778,761                34.7%
Alpha Capital AG (11)                       1,154,341                9.99%
CCJ Trust (12)                                716,206                 6.4%

DKR Soundshore Oasis
    Holding Fund, Ltd. (13)                 1,154,599                9.99%
Fennmore Holdings, LLC (14)                 1,124,779                9.99%
Fred DeLuca (15)                            3,100,849                22.7%
Neil Berman (16)                              998,259                 8.6%
Omicron Master Trust (17)                     983,961                 8.5%
Trinity Financing Investments Corp. (18)      632,743                 5.8%
Vertical Ventures LLC (19)                    634,879                 5.7%

(1) Includes 9,853 shares of our common stock presently outstanding, options to acquire 33,334 shares of our common stock at an exercise price of $22.50 per share, options to acquire 450,000 shares of our common stock at an exercise price of $1.57 per share and options to acquire 450,000 shares of our common stock at an exercise price of $1.12 per share but excludes options to acquire 400,000 shares of our common stock at an exercise price of $2.50 per share which have not yet vested, but which will be fully vested as of September 30, 2005 if Proposal 5 is approved.

(2) Includes 11,820 shares of our common stock presently outstanding, options to acquire 33,334 shares of our common stock at an exercise price of $22.50 per share, options to acquire 450,000 shares of our common stock with at an exercise price of $1.57 per share and options to acquire 450,000 shares of our common stock at an exercise price of $1.12 per share but excludes options to acquire 400,000 shares of our common stock at an exercise price of $2.50 per share which have not yet vested but which will be fully vested as of September 30, 2005 if Proposal 5 is approved.

(3) Includes 751 shares of our common stock presently outstanding, options to acquire 6,667 shares of our common stock at an exercise price of $11.25 per share, options to acquire 100,000 shares of our common stock at an exercise price of $1.57 per share and options to acquire 100,000 shares of our common stock at an exercise price of $1.12 per share.

(4) Includes 616 shares of our common stock presently outstanding, options to acquire 6,667 shares of our common stock at an exercise price of $7.50 per share, options to acquire 10,000 shares of common stock at an exercise price of $11.25 per share, options to acquire 100,000 shares of our common stock at an exercise price of $1.57 per share, options to acquire 100,000 shares of our common stock at an exercise price of $1.12 per share and warrants to purchase 14,810 shares of our common stock at an exercise price of $3.376 per share.

(5) Includes 171,714 shares of our common stock held by J&C Resources, LLC, options to acquire 100,000 shares of our common stock at an exercise price of $1.57 per share and options to acquire 100,000 shares of our common stock at an exercise price of $1.12 per share. Mr. Johnston is the control person of J&C Resources, LLC. Mr. Johnston's holdings exclude our securities owned by CCJ Trust as described in footnote 13 below. CCJ Trust is a trust for Mr. Johnston's adult children and he disclaims any beneficial ownership interest in CCJ Trust.

(6) Includes 447,216 shares of our common stock presently outstanding, 148,100 shares of our common stock held by Titan Trust, 148,100 shares of our common stock held by Dorado Trust and options to acquire 88,860 shares of our common stock at an exercise price of $3.376 per share. Mr. Friedland is the control person and beneficial owner of both Titan Trust and Dorado Trust.


(7) Includes 447,049 shares of our common stock presently outstanding, 148,100 shares of our common stock held by JMI Trust, 148,100 shares of our common stock


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

held by Europa Trust and options to acquire 88,860 shares of our common stock at an exercise price of $3.376 per share. Mr. Glassman is the control person and beneficial owner of both JMI Trust and Europa Trust.


(8) Includes options to acquire 50,000 shares of our common stock at an exercise price of $1.57 per share, options to acquire 100,000 shares of our common stock at an exercise price of $1.12 per share and warrants to purchase 14,810 shares of our common stock at an exercise price of $3.376 per share.

(9) Includes options to acquire 150,000 shares of our common stock at an exercise price of $1.21 per share and options to acquire 100,000 shares of our common stock at an exercise price of $1.12 per share.


(10) See footnotes (1) through (9) above.


(11) Includes 272,841 shares of our common stock presently outstanding, 387,500 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.65 per share, including 125,000 shares underlying Additional $1.65 Warrants (as that term is defined in Proposal 3 beginning on page 27 of this proxy), 250,000 shares of our common stock underling Additional $1.00 Warrants (as that term is defined in Proposal 3 beginning on page 27 of this proxy) and 500,000 shares of our common stock issuable upon the conversion of $500,000 principal amount 8% senior secured convertible notes, reduced by 256,000 shares due to conversion limitations discussed below. The Additional $1.65 Warrants and the Additional $1.00 Warrants, however, are not exercisable unless Proposal 3 of this proxy is approved by our shareholders. Mr. Konrad Ackerman is the control person of Alpha Capital AG. The number of shares of our common stock acquired by the holder upon conversion of the 8% senior secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.

(12) Includes 164,416 shares of our common stock presently outstanding, 175,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, and 376,790 shares of our common stock issuable upon the conversion of 37,679 shares of Series A-10 Convertible Preferred Stock. ATC Trustee LTD is the control person of CCJ Trust. Mr. Rolf Hedinger is the control person of ATC Trustee LTD.

(13) Includes 267,599 shares of our common stock presently outstanding, 449,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.65 per share including 120,000 shares underlying Additional $1.65 Warrants, 240,000 shares of our common stock underlying Additional $1.00 Warrants, and 700,000 shares of our common stock issuable upon the conversion of $700,000 principal amount 8% senior secured convertible notes, reduced by 502,000 shares due to conversion limitations discussed below. The Additional $1.65 Warrants and Additional $1.00 Warrants are not exercisable, however, unless Proposal 3 of this proxy is approved by our shareholders. Mr. Seth Fischer is the control person of DKR Soundshore Oasis Holding Fund, Ltd. The number of shares of our common stock acquired by the holder upon conversion of the 8% senior secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.

(14) Includes 541,279 shares of our common stock presently outstanding, 130,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $2.28 per share, 697,500 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.65 per share including 225,000 shares underlying Additional $1.65 Warrants, 450,000 shares of our common stock underlying Additional $1.00 Warrants, and 850,000 shares of our common stock issuable upon the conversion of $850,000 principal amount 8% senior secured convertible notes reduced by 1,544,000 shares due to conversion limitations discussed below. The Additional


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

$1.65 Warrants and Additional $1.00 Warrants are not exercisable, however, unless Proposal 3 of this proxy is approved by our shareholders. Mr. Mark Nordlicht is the control person of Fennmore Holdings, LLC. The number of shares of our common stock acquired by the holder upon conversion of the 8% senior secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock. Excludes any securities owned by Platinum Partners Value Arbitrage Fund, LP.

(15) Includes 128,189 shares of our common stock presently outstanding, 240,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.65 per share including 100,000 shares underlying Additional $1.65 Warrants, 200,000 shares of our common stock underlying Additional $1.00 Warrants, 500,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, 2,472,660 shares of our common stock issuable upon the conversion of 247,266 shares of Series A-10 Convertible Preferred Stock, and 400,000 shares of our common stock issuable upon the conversion of $400,000 principal amount 8% senior secured convertible notes, reduced by 840,000 shares due to conversion limitations discussed below. The Additional $1.65 Warrants and Additional $1.00 Warrants are not exercisable, however, unless Proposal 3 of this proxy is approved by our shareholders. The number of shares of our common stock acquired by the holder upon conversion of the 8% senior secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.

(16) Includes 92,009 shares of our common stock presently outstanding, 6,250 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $2.65 per share, 250,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.65 per share including 75,000 shares underlying Additional $1.65 Warrants, 150,000 shares of our common stock underlying Additional $1.00 Warrants and 500,000 shares of our common stock issuable upon the conversion of $500,000 principal amount 8% senior secured convertible notes. The Additional $1.65 Warrants and Additional $1.00 Warrants are not exercisable, however, unless Proposal 3 of this proxy is approved by our shareholders. The number of shares of our common stock acquired by the holder upon conversion of the 8% senior secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.

(17) Includes 12,711 shares of our common stock presently outstanding, 271,250 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.65 per share, including 87,500 shares underlying Additional $1.65 Warrants, 175,000 shares of our common stock underlying Additional $1.00 Warrants, and 525,000 shares of our common stock issuable upon the conversion of $525,000 principal amount 8% senior secured convertible notes. The Additional $1.65 Warrants and Additional $1.00 Warrants are not exercisable, however, unless Proposal 3 of this proxy is approved by our shareholders. The number of shares of our common stock acquired by the holder upon conversion of the 8% senior secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(18) Includes 355,243 shares of common stock presently outstanding, 77,500 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.65 per share including 25,000 shares underlying Additional $1.65 Warrants, 50,000 shares of our common stock underlying Additional $1.00 Warrants and 150,000 shares of our common stock issuable upon the conversion of $150,000 principal amount 8% senior secured convertible notes. The Additional $1.65 Warrants and Additional $1.00 Warrants are not exercisable, however, unless Proposal 3 of this proxy is approved by our shareholders. The number of securities owned excludes securities owned by Ms. Trinity Bui. Ms. Trinity Bui is the control person of Trinity Financing Investments Corp. The number of shares of our common stock acquired by the holder upon conversion of the 8% senior secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.

(19) Includes 235,504 shares of our common stock presently outstanding, 174,375 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.65 per share including 56,250 shares underlying Additional $1.65 Warrants, 112,500 shares of our common stock underlying Additional $1.00 Warrants, and 112,500 shares of our common stock issuable upon the conversion of $112,500 principal amount 8% senior secured convertible notes. Joshua Silverman has voting control and investment decision over securities held by Vertical Ventures, LLC. Mr. Silverman disclaims beneficial ownership of the shares held by Vertical Ventures, LLC. The number of shares of our common stock acquired by the holder upon conversion of the 8% senior secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.


               MATTERS TO BE CONSIDERED AT THE 2005 ANNUAL MEETING

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

Nominees for the Board of Directors

      Our Board of Directors currently consists of seven members, Randy S. Selman, Alan M. Saperstein, Benjamin Swirsky, Robert J. Wussler, Charles C. Johnston, Clifford Friedland and Ronald W. Yates, who were either elected at our

2004 annual meeting of shareholders or appointed following our acquisition of Onstream Media Corporation in December 2004 (the "Onstream Merger") as more fully described in the proxy statement for our 2004 annual meeting.

      At the 2005 Annual Meeting, seven directors will be elected to serve until the next annual meeting of shareholders or until their successors are elected and qualified. Each nominee was recommended to the Board of Directors by the Governance and Nominating Committee. With respect to this Proposal 1, the seven nominees receiving the greatest number of votes cast by the holders of our common stock entitled to vote at the 2005 Annual Meeting will be elected directors of Onstream Media (assuming a quorum is present). We have no reason to believe that any nominee of the Board will be unable to serve if elected. A vote FOR the nominees includes discretionary authority to vote for a substitute nominee named by the Board if any of the nominees become unable or unwilling to serve.

      The following persons have been nominated by the Board for election to the Board of Directors:

                  Name                               Age               Position
Randy S. Selman                                      49                Chairman of the Board, President and Chief
                                                                       Executive Officer
Clifford Friedland                                   54                Vice Chairman of the Board, Senior Vice
                                                                       President Business Development
Alan M. Saperstein                                   46                Director, Chief Operating Officer and Treasurer
Benjamin Swirsky (1)(2)(3)(4)                        63                Director
Robert J. Wussler (1)(2)(3)(4)                       68                Director
Charles C. Johnston (1)(2)(3)(4)                     70                Director
General Ronald W. Yates (1)(2)(3)(4)                 66                Director

(1)   Member of the Compensation Committee.
(2)   Member of the Audit Committee.
(3)   Member of the Governance and Nominating Committee.
(4)   Member of the Finance Committee.


      Randy S. Selman. Since our inception in May 1993, Mr. Selman has served as our Chief Executive Officer, President, and a director and from September 1996 through June 1999 and from August 1 through December 15, 2004, as our Chief Financial Officer. From March 1985 through May 1993, Mr. Selman was Chairman of the Board, President and Chief Executive Officer of SK Technologies Corporation (Nasdaq: SKTC), a publicly-traded software development company. SKTC develops and markets software for point-of-sale with complete back office functions such as inventory, sales analysis and communications. Mr. Selman founded SKTC in 1985 and was involved in their initial public offering in 1989. Mr. Selman's responsibilities included management of SKTC, public and investor relations, finance, high level sales and general overall administration.


      Alan M. Saperstein. Mr. Saperstein has served as our Executive Vice President, Treasurer and a director since our inception in May 1993, and has been our Chief Operating Officer since December 2004. Mr. Saperstein also serves as an alternate member of the Compensation Committee of the board of directors. From March 1989 until May 1993, Mr. Saperstein was a free-lance producer of video film projects. Mr. Saperstein has provided consulting services for corporations that have set up their own sales and training video departments. From 1983 through 1989, Mr. Saperstein was the Executive Director/Entertainment Division of NFL Films where he was responsible for supervision of all projects, budgets, screenings and staffing.

      Clifford Friedland. Mr. Friedland was appointed as a member of our board of directors in December 2004. From June 2001 until the closing of the Onstream Merger in December 2004 he had served as Chairman, CEO and co-founder of privately held Onstream Media Corporation. Mr. Friedland was Vice President of Business Development and co-founder of TelePlace, Inc., a developer and owner of internet data centers and central offices from December 1999 to May 2001. Mr. Friedland was co-founder, Chairman and co-CEO of Long Distance International, Inc., one of the first competitive European telephone operators from May 1993 to December 1999. Mr. Friedland was President of Clifford Friedland Inc., a technology consulting firm, from January 1991 to April 1993. Mr. Friedland was a Director and co-founder of Action Pay-Per-View, a pay per view cable channel from January 1988 to December 1990. Mr. Friedland was President and co-founder of Long Distance America, one of the first competitive long distance operators after the breakup of AT&T from June 1984 to December 1987. Mr. Friedland was Vice President and co-founder of United States Satellite Systems, Inc., an FCC licensed builder and operator of geosynchronous communications satellites from April 1981 until December 1983. Mr. Friedland was Director and co-founder of United Satellite Communications, Inc., the world's first direct-to-home satellite network from April 1981 until May 1984. Mr. Friedland received a B.B.A. cum laude, from City University of New York.

      Benjamin Swirsky. Mr. Swirsky has been a member of our board of directors since July 1997 and serves on our Audit (as Chairman), Compensation, Governance and Nominating and Finance Committees. Mr. Swirsky is the owner of Beswir Properties Inc., an investment capital company. From June 1993 until January 1998, Mr. Swirsky was President and Chief Executive Officer of Slater Steel, Inc., a publicly-traded company listed on the (Toronto Stock Exchange ("TSE"):
SSI) with investments in the steel, steel service, forging, pole-line hardware and trucking industries. Mr. Swirsky was Chairman of P.C.Docs International, Inc., a Canadian publicly-traded company (Nasdaq: DOCSF, TSE: DXX) from 1997-1999. Mr. Swirsky is also a member of the board of directors of Four Seasons Hotel Inc. (NYSE:FS), which owns a chain of first class hotels located throughout the world, and serves on the Audit, Compensation and Governance committees of its Board. Mr. Swirsky also sits on the board of directors of a number of other companies, including (i) CamVec Corp., a Canadian publicly-traded company (CAT.CV), (ii) Commercial Alcohols, Inc., in which he is also a principal shareholder, (iii) Amica Mature Lifestyles, Inc., a Toronto Stock Exchange company, and (iv) Alliance Financial, Inc., a Canadian publicly-traded company where he serves as Chairman.

      Robert J. Wussler. Mr. Wussler has been a member of our board of directors since July 1999 and serves on our Audit, Compensation, Governance and Nominating and Finance Committees. Mr. Wussler is currently the President of Ted Turner Pictures LLC and is Chairman of the Board of Directors of Team Sports Entertainment, Inc., a publicly-traded company (OTC Bulletin Board:TSPT) that is in the closed-wheel auto racing business. Prior to that, he served as Chairman, Chief Executive Officer and President of U.S. Digital Communications, Inc., a global satellite communications firm. From June 1995 to May 1998, Mr. Wussler was President and Chief Executive Officer of Affiliate Enterprises, Inc., a company formed by ABC Television affiliates to pursue new business opportunities. From 1989 to 1992, he was President and Chief Executive Officer of COMSAT Video Enterprises. From 1980 to 1990, he was Senior Vice President and

Chief Operating Officer of Turner Broadcasting System. Mr. Wussler spent 21 years at CBS in various capacities, starting in the mailroom, and served as President of CBS Television and Sports from 1975 to 1978.

      Charles C. Johnston. Mr. Johnston has been a member of our board of directors since April 2003 and serves on our Audit, Compensation, Governance and Nominating and Finance Committees. Mr. Johnston has been the Chairman of Ventex Technology, Inc., a privately-held neon light transformer company, since July 1993. Mr. Johnston has also served as Chairman of Inshore Technologies, a private company, since 1994 and J&C Resources, a private company, since 1987. Mr. Johnston is a member of the board of directors of AuthentiDate Holding Company (Nasdaq National Market: ADAT), Internet Commerce Corporation (Nasdaq National Market: ICCA) and McData Corporation (Nasdaq National Market: MCDT). Mr. Johnston serves as a Trustee of Worcester Polytechnic Institute and earned his B.S. degree from WPI in 1957.

      General Ronald W. Yates (Ret.). General Yates, who was appointed as a member of our board of directors in December 2004, was commander, Air Force Materiel Command, Wright-Patterson Air Force Base, Ohio. The Air Force Materiel Command researches, develops, tests, acquires and provides logistics support necessary to keep Air Force units and weapons systems in a state of readiness, and to sustain their operations in peace and war. The command manages these systems from inception on the drawing board through their retirement from the inventory. The Air Force Material Command has 18 specialized centers and 116,000 military and civilian employees around the world. The general entered the Air Force in 1960 upon graduation from the U.S. Air Force Academy. He has served as a test pilot, program manager for a variety of weapons systems, commander of a test wing and as commander of Air Force Systems Command.

Future Expansion of the Board of Directors

      Rule 4350(c) of the Nasdaq Marketplace Rules to which we are subject requires that a majority of the members of our Board Of Directors are independent as defined in Rule 4200 of the Nasdaq Marketplace Rules. Under the terms of the purchase and sale agreement for our Series A-10 Convertible Preferred Stock the purchasers have the right to designate one individual to join our Board Of Directors. As of the date hereof, no individual has been designated. At such time as such individual is designated and elected to our Board, and providing that the individual is an independent director, as defined in Rule 4200 of the Nasdaq Marketplace Rules, Mr. David Glassman will also join our Board Of Directors. You are not being asked to vote at the 2005 Annual Meeting on the possible future appointment of Mr. Glassman to our Board of Directors.

      Mr. Glassman, 54, has served as our Chief Marketing Officer since December 2004. From June 2001 until the closing of the Onstream Merger in December 2004 he had served as Vice-Chairman, President and co-founder of privately held Onstream Media Corporation Mr. Glassman was Vice President of Marketing and co-founder of TelePlace, Inc., a developer and owner of internet data centers and central offices from December 1999 to May 2001. Mr. Glassman was co-founder, Vice chairman and Co-CEO of Long Distance International, Inc., one of the first competitive European telephone operators from May 1993 to December 1999. Mr. Glassman was an independent technology consultant from January 1988 to April 1993. Clients included Action Pay Per View. Mr. Glassman was President and co-founder of Long Distance America, one of the first competitive long distance operators after the breakup of AT&T from January 1984 to December 1987. Mr. Glassman was a communications consultant from January 1981 to January 1984 providing services to United States Satellite Systems Inc. and United Satellite Communications Inc. Mr. Glassman was co-founder and director of All American Hero, Inc., from January 1981 until December 1986. Mr. Glassman received a B.S. in Business Management from Florida International University.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors Meetings and Committees

      The Board of Directors meets regularly during the year to review matters affecting Onstream Media and to act on matters requiring Board approval. It also holds special meetings whenever circumstances require and may act by unanimous written consent. During the fiscal year ended September 30, 2004, there were six meetings of the Board, and the Board took action an additional eight times by unanimous written consent. Each member of the Board participated in each action of the Board.

      The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Governance and Nominating Committee. From time to time, the Board of Directors may establish additional committees.

      Audit Committee. The Audit Committee of the Board of Directors is responsible for the engagement of our independent public accountants, approves services rendered by our accountants, reviews the activities and recommendations of our internal audit department, and reviews and evaluates our accounting systems, financial controls and financial personnel. The Board has previously adopted a charter for the Audit Committee. A copy of the Audit Charter was included as Appendix C to the proxy statement for our 2004 Annual Meeting. Please see "Where You Can Find More Information" appearing later in this proxy statement.

      The Audit Committee is presently composed of Messrs. Swirsky, Wussler, Johnston and Yates. Mr. Swirsky is Chairman of the Audit Committee. Each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of The Nasdaq Stock Market, Inc., and Messrs. Swirsky, Wussler and Johnston are "audit committee financial experts" within the meaning of the applicable regulations of the Securities and Exchange Commission promulgated pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met six times in fiscal 2004.

                           2004 Audit Committee Report

      The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of Onstream Media's financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a charter for the Audit Committee. Management of Onstream Media has responsibility for preparing financial statements of Onstream Media as well as Onstream Media's financial reporting process. Goldstein Lewin & Co., acting as independent auditors, are responsible for expressing an opinion on the conformity of Onstream Media's audited financial statements with generally accepted accounting principles.

      In this context, the Audit Committee hereby reports as follows:

      1. The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2004 with Onstream Media's management.

      2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees.

      3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed the matter of independence with the independent auditors.

      4. Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors of Onstream Media, and the Board has approved, that the audited financial statements be included in Onstream Media's Annual Report on Form 10-KSB for the year ended September 30, 2004, for filing with the Securities and Exchange Commission.

      Each member of the Audit Committee is independent as defined under the listing standards of the Nasdaq Stock Market.

                           Benjamin Swirsky - Chairman
                                Robert J. Wussler
                               Charles C. Johnston
                                 Ronald W. Yates


      Compensation Committee. The Compensation Committee establishes and administers our executive compensation practices and policies, reviews the individual elements of total compensation for elected officers and recommends salary adjustments to the Board of Directors. In addition, the Committee administers our 1996 Stock Option Plan and determines the number of performance shares and other equity incentives awarded to elected officers and the terms and conditions on which they are granted, amends compensation plans within the scope of the Compensation Committee's authority and recommends plans and plan amendments to the Board, sets company policy for employee benefit programs and plans and oversees administration of employee retirement plans and various other benefit plans as we may establish from time to time. The Compensation Committee consists of Messrs. Swirsky, Wussler, Johnston and Yates. The Compensation Committee met in fiscal 2004 in conjunction with meetings of the full Board of Directors.


      Finance Committee. The Finance Committee reviews and makes recommendations concerning:

      *     proposed dividend actions, stock splits and repurchases,
      *     current and projected capital requirements,
      *     issuance of debt or equity securities,
      * strategic plans and transactions, including mergers, acquisitions, divestitures, joint ventures and other equity investments,
      * customer financing activities, business and related customer finance business and funding plans of Onstream Media and its subsidiaries,

      * overall company risk management program and major insurance programs, and
      * investment policies, administration and performance of the trust investments of our employee benefit plans.

      Messrs. Swirsky, Wussler, Johnston and Yates are members of the Finance Committee. The Finance Committee met during in fiscal 2004 in conjunction with meetings of the full Board of Directors.

      Governance and Nominating Committee. While we have not adopted a formal charter for the Governance and Nominating Committee, in June 2003 our Board of Directors adopted Corporate Governance and Nominating Committee Principles. A copy of our Corporate Governance and Nominating Committee Principles is attached as Exhibit C to this proxy. Messrs. Swirsky, Wussler, Johnston and Yates are members of the Governance and Nominating Committee. Messrs. Swirsky, Wussler, Johnston and Yates are "independent" as independence for nominating committee members is defined within the Nasdaq Marketplace Rules. The Governance and Nominating Committee met during fiscal 2004 in conjunction with meetings of our full Board of Directors.

      The Governance and Nominating Committee reviews and makes recommendations to the Board of Directors with respect to:

      * the responsibilities and functions of the Board and Board committees and with respect to Board compensation,
      * the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or re-elected to, the Board,
      * candidates for election as Chief Executive Officer and other corporate officers, and
      * monitoring the performance of the Chief Executive Officer and our plans for senior management succession.

      The procedures for identifying candidates includes:

      *     a review of our current directors,

      *     soliciting input from existing directors and executive officers, and

      *     a review submissions from shareholders, if any.

      We believe that the Board should be composed of:

      * Directors chosen with a view to bringing to the Board a variety of experiences and backgrounds,

      * Directors who have high level managerial experience or are accustomed to dealing with complex problems,

      * Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies, while also taking into consideration the overall composition and needs of the Board, and

      * A majority of the Board's directors must be independent directors under the criteria for independence required by the SEC and the Nasdaq Stock Market.

      In considering possible candidates for election as an outside director, the Governance and Nominating Committee and other directors should be guided by the foregoing general guidelines and by the following criteria:

      * Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and a reputation for working constructively with others.

      * Each director should have sufficient time available to devote to the affairs of Onstream Media in order to carry out the responsibilities of a director.

      * Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

      * The Chief Executive Officer is expected to be a director. Other members of senior management may be considered, but Board membership is not necessary or a prerequisite to a higher management position.

      The consideration of any candidate to become a member of our Board of Directors will be based on our Board's assessment of the individual's background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. The Board does not assign any particular weighting or priority to any particular factor it may consider. Candidates for Director may be identified by management, other directors or advisors to Onstream Media. The Board of Directors may employ an executive search firm to assist it in future searches for Board candidates.

      Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to Randy S. Selman, our Chairman and CEO or Charles C. Johnston, Chairman of the Governance and Nominating Committee. To be considered, recommendations must be received at our executive offices located at 1291 SW 29 Avenue, Pompano Beach, Florida 33069 no later than September 30 of the year preceding the annual meeting of shareholders and must state the qualifications of the proposed candidate. Each nomination must contain the following information: (a) the name, age, business address and residence address of each proposed nominee; (b) the principal occupation or employment of each proposed nominee; (c) the number of common shares owned beneficially and of record by each proposed nominee and the length of time the proposed nominee has owned such shares; and (d) any other information required to be disclosed with respect to a nominee for election as a director under the proxy rules promulgated under the Securities Exchange Act of 1934. Nominations which do not contain this information will not be considered. We did not receive any shareholder nominations for Board members in connection with our 2005 Annual Meeting.

Communications with Directors

      Shareholders may communicate with any member of the Board of Directors, or the Board of Directors as a whole, by writing to our Corporate Secretary at 1291

SW 29 Avenue, Pompano Beach, Florida 33069 with a request to forward same to the intended recipient. In general, all shareholder communications delivered to our Corporate Secretary for forwarding will be forwarded in accordance with the shareholder's instructions. However, the Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Directors' Compensation

      Directors who are not our employees received $3,750 per quarter as compensation for serving on the Board Of Directors, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board Of Directors' meetings.

      From time to time we issue the members of our Board Of Directors options to purchase shares of our common stock as compensation for their services as directors. At September 30, 2004 members of our Board Of Directors held outstanding options to purchase an aggregate of 163,336 shares of our common stock at prices ranging from $7.50 to $31.88 per share. On December 15, 2004 at our 2004 annual meeting a majority of our shareholders voted to approve the cancellation (subject to the option holder's approval) of these stock option grants, with such options to be re-issued six months and one day from the date of cancellation with an exercise price equal to the fair market value on the date of the reissue.

      On December 15, 2004 a majority of our shareholders voted additional compensation to our directors for the closing of the Onstream Merger. Each of the directors listed below received immediately exercisable five-year options to purchase shares of our common stock with an exercise price of $1.57 per share (fair market value on the date of issuance) in the amounts set forth below. These options were issued outside of our 1996 Stock Option Plan:

         Name                               No. of Shares (1)
         ----                               -------------

         Randy S. Selman (1)                   450,000
         Alan M. Saperstein (1)                450,000
         Benjamin Swirsky                      100,000
         Robert J. Wussler                     100,000
         Charles C. Johnston                   100,000
                                               -------
                                             1,200,000


(1) Excludes options to purchase 400,000 shares of our common stock with an exercise price of $2.50 per share (above fair market value on the date of issuance) that were issued as additional compensation under employment agreements each of Messrs. Selman and Saperstein executed following the closing of the Onstream Merger as described elsewhere herein. These options will be fully vested as of September 30, 2005 if Proposal 5 is approved.


      In December 2004, we issued immediately exercisable four-year options to purchase 50,000 shares of our common stock with an exercise price of $1.57 per share (fair market value on the date of issuance) granted to General Ronald W. Yates upon his initial appointment to our board of directors.


      In July 2005 our Board of Directors granted the following directors options under our 1996 Stock Option Plan to purchase the number of shares of common stock set forth opposite the directors name below as additional compensation for their services. These five year options, which are exercisable at $1.12 per share which was the fair market value on the date of grant, are immediately exercisable.

                  Name                            No. of Shares

                  Randy S. Selman                    450,000

                  Alan Saperstein                    450,000

                  Benjamin Swirsky                   100,000

                  Robert J. Wussler                  100,000

                  Charles C. Johnston                100,000

                  Ronald W. Yates                    100,000



EXECUTIVE COMPENSATION

      The following table sets forth certain information relating to the compensation of (i) our Chief Executive Officer; and (ii) each of our executive officers who earned more than $100,000 during the three most recent fiscal years (collectively, the "Named Executive Officers".)

                           SUMMARY COMPENSATION TABLE

                                Annual compensation                                      Long-term compensation
                                -------------------                                      ----------------------
                                                                                Awards                    Payouts
                                                                                ------                    -------
Name                                             Other                                   Securities                  All other
and                                              Annual            Restricted            underlying       LTIP       compen-
principal                       Salary   Bonus   Compensation      stock                 options/         payouts    sation
position               Year     ($)      ($)     ($)               awards                SARs (#)         ($)        ($)

Randy S. Selman        2004     $166,350  -0-    $ 34,945 (1)      -0-                   -0-              -0-        -0-
  President, Chief     2003     $140,000  -0-    $ 17,126 (2)      -0-                   -0-              -0-        -0-
  Executive Officer    2002(13) $159,917  -0-    $ 15,631 (3)      -0-                   -0-              -0-        -0-
  and Director

Alan Saperstein        2004     $165,000  -0-    $ 40,942 (4)      -0-                   -0-              -0-        -0-
  Chief Operating      2003     $140,000  -0-    $ 21,462 (5)      -0-                   -0-              -0-        -0-
  Officer, Treasurer   2002(13) $159,917  -0-    $ 19,199 (6)      -0-                   -0-              -0-        -0-
  and Director

George Stemper         2004     $134,653  -0-    $ 37,567 (7)      -0-                   -0-              -0-        -0-
  former Chief         2003     $140,000  -0-    $ 18,462 (8)      -0-                   -0-              -0-        -0-
  Operating Officer    2002     $145,417  -0-    $ 16,199 (9)      -0-                   -0-              -0-        -0-

Gail Babitt            2004     $140,000  -0-    $ 28,647 (10)     -0-                   -0-              -0-        -0-
  former Chief         2003     $140,000  -0-    $ 10,877 (11)     -0-                   -0-              -0-        -0-
  Financial Officer    2002     $136,167  -0-    $ 12,631 (12)     -0-                   -0-              -0-        -0-

(1) Includes $9,295 for medical insurance; $12,000 automobile allowance and $13,650 deferred compensation.
(2)   Includes $5,126 for medical insurance and $12,000 automobile allowance.
(3)   Includes $4,381 for medical insurance and $11,250 automobile allowance.
(4) Includes $13,942 for medical insurance; $12,000 automobile allowance and $15,000 deferred compensation.
(5)   Includes $9,462 for medical insurance and $12,000 automobile allowance.
(6)   Includes $7,949 for medical insurance and $11,250 automobile allowance.
(7) Includes $13,942 for medical insurance; $8,625 automobile allowance and $15,000 deferred compensation.
(8)   Includes $9,462 for medical insurance and $9,000 automobile allowance.
(9)   Includes $7,949 for medical insurance and $8,250 automobile allowance.
(10) Includes $4,647 for medical insurance; $9,000 automobile allowance and $15,000 deferred compensation.
(11)  Includes $1,877 for medical insurance and $9,000 automobile allowance.
(12)  Includes $4,381 for medical insurance and $8,250 automobile allowance.
(13)  Includes a $25,000 management fee paid by EDNET.

Employment Agreements

      Effective December 27, 2004 we entered into four year employment agreements with Messrs. Randy Selman (President and CEO) and Alan Saperstein (COO and Treasurer. The contracts provide a base salary of $178,000, with 10% annual increases, for Mr. Selman and a base salary of $165,000, with 10% annual increases, for Mr. Saperstein. As additional compensation, each of Messrs. Selman and Saperstein are entitled to receive a bonus for each fiscal year during the term of the executive's employment by us in an amount equal to 1% of our earnings before income tax, depreciation and amortization (EBITDA) in excess of the EBITDA for the previous fiscal year. The base year for the bonus was fiscal 2003. The bonus is payable within 30 days of the determination of the amount of the bonus; provided that at the executive's sole discretion he may elect to take his bonus in cash or in shares of our restricted common stock. The shares of our common stock issued as a bonus will be valued at 75% of the average closing price of our common stock for the five trading days immediately prior to the determination of the bonus.


         In addition, each executive receives an auto allowance of $1,000 per month, a deferred compensation allocation of $1,500 per month and an annual $5,000 allowance for the reimbursement of dues. We granted each executive non-Plan options to purchase 400,000 shares of common stock at an exercise price of $2.50 per share (in excess of fair market value on the date of grant) that will vest in installments of 100,000 shares on each anniversary date of the agreement, subject to accelerated vesting under certain circumstances. These options will be fully vested as of September 30, 2005 if Proposal 5 is approved. These options expire four years after their vesting dates and are in addition to the 450,000 options each of Messrs. Selman and Saperstein received as additional compensation for the closing of the Onstream Merger. Upon a subsequent change of control or termination without cause, we would be obligated to pay Messrs. Selman and Saperstein their base salaries for a three year period, which can be dispersed in a lump sum or over the standard term, at the option of the executive, plus full benefits for a period of two years from the date of termination. In addition, if the five day average closing price of the common stock is greater than or equal to $2.50 per share on the date of termination, all options previously granted will be cancelled, with all underlying shares (vested or unvested) issued to the executive, and we will pay all taxes for the executive. If the five day average closing price of the common stock is less than $2.50 per share on the date of termination, the options will remain exercisable under the original term.


      Messrs. Clifford Friedland (Executive Vice President Business Development) and David Glassman (Chief Marketing Officer) also entered into four year employment agreements with us, effective December 27, 2004. The agreements provide a base salary of $163,000, with 10% annual increases. As additional compensation, each of Messrs. Friedland and Glassman are entitled to receive a bonus for each fiscal year during the term of the executive's employment by us in an amount equal to 1% of our earnings before income tax, depreciation and amortization (EBITDA) in excess of the EBITDA for the previous fiscal year. The base year for the bonus was fiscal 2003. The bonus is payable within 30 days of the determination of the amount of the bonus; provided that at the executive's sole discretion he may elect to take his bonus in cash or in shares of our restricted common stock. The shares of our common stock issued as a bonus will be valued at 75% of the average closing price of our common stock for the five trading days immediately prior to the determination of the bonus.

      In addition, each executive will receive an auto allowance of $1,000 per month, a deferred compensation allocation of $1,500 per month and an annual $5,000 allowance for the reimbursement of dues. Upon a change of control or termination without cause, we would be obligated to pay Messrs. Glassman and Friedland their base salaries for a three year period, which can be dispersed in a lump sum or over the standard term, at the option of the executive, plus full benefits for a period of two years from the date of termination.

      On March 8, 2005 we entered into an Executive Employment Agreement with Robert E. Tomlinson who has served as our Chief Financial Officer since December 2004. The term of the agreement is for three years, with automatic successive one year renewals unless both parties agree to modify the terms of the agreement or one or both parties exercise their respective rights of termination under the agreement. Mr. Tomlinson is paid a base salary of $150,000 per year, with annual incremental increases of 10% per year beginning on December 27, 2005. He is entitled to a performance bonus equal to 1% of our earnings before income tax, depreciation and amortization (EBITDA) in excess of the EBITDA for the previous fiscal year. At his sole discretion this bonus, if earned, is payable in cash or shares of Onstream Media's common stock which would be valued at 75% of average closing price for the five prior trading days immediately prior to the determination of such bonus; his ability to receive shares of common stock, however, is subject to shareholder approval.


      Mr. Tomlinson has previously been granted four year options under our 1996 Stock Option Plan to purchase 150,000 shares of our common stock at an exercise price of $1.21 per share which was the fair market value of our common stock on the date of grant. The options were to vest in installments of 50,000 options per year, beginning December 15, 2005. In July 2005 we granted Mr. Tomlinson an additional five-year options to purchase 100,000 shares of our common stock at an exercise price of $1.12 per share which was the fair market value of our common stock on the date of grant, and declared all options held by Mr. Tomlinson at that time to be vested. In the event of a change of control of the company as described in the agreement all unvested options will immediately vest. In the event Mr. Tomlinson is terminated for cause or he voluntary resigns, all unvested options will automatically terminate.


      Mr. Tomlinson is entitled to (i) participate in any profit-sharing or retirement plan and in other employee benefits applicable to our employees and executives, (ii) an automobile allowance, business reimbursement expense and fringe benefits commensurate with the duties and responsibilities of Mr. Tomlinson, and (iii) benefits in the event of disability. The agreement contains certain non-disclosure and non-competition provisions and we have agreed to indemnify Mr. Tomlinson in certain circumstances.

      Under the terms of the agreement, we may terminate the employment of Mr. Tomlinson upon his death or disability or with or without cause. If the agreement is terminated by us without cause or upon a change of control as described in the agreement, the company would be obligated give Mr. Tomlinson three months prior notice and upon termination pay him six months of total compensation, including benefits, under the agreement. If Mr. Tomlinson should voluntarily terminate the agreement following two months written notice of his intent to do so, upon the termination we are obligated to pay him one month's total compensation, including benefits. To the extent that Mr. Tomlinson is terminated for cause, no severance benefits are due him. If the agreement is terminated as a result of Mr. Tomlinson's death, his estate will receive six months base salary and he will be entitled to a portion of any bonus he would have earned at the time of his death, and if the agreement is terminated as a result of his disability, as defined in the agreement, he is entitled to compensation in accordance with our disability compensation for senior executives to include compensation for at least 180 days.

Stock Option Information

      The following table sets forth certain information with respect to stock options granted in fiscal 2004 to the Named Executive Officers.

                 Option Grants in Year Ended September 30, 2004
                               (individual grants)

                           NO. OF SECURITIES     % OF TOTAL
                           UNDERLYING OPTIONS/    OPTIONS/SARs
                           SARs                  GRANTED TO EMPLOYEES      EXERCISE      EXPIRATION
     NAME                  GRANTED (#)           IN FISCAL YEAR              PRICE          DATE
     ----                  -----------           --------------              -----          ----
Randy S. Selman,
  President, Chief
  Executive Officer
  and Director                  0                       n/a                   n/a           n/a

Alan Saperstein,
  Chief Operating
  Officer, Treasurer
  and Director                  0                       n/a                   n/a           n/a

George Stemper,
  former Chief
  Operating Officer             0                       n/a                   n/a           n/a

Gail Babitt,
  former Chief
  Financial Officer             0                       n/a                   n/a           n/a

      The following table sets forth certain information regarding stock options held as of September 30, 2004 by the Named Executive Officers.

           Aggregate Option Exercises in Year Ended September 30, 2004
                           and Year-End Option Values

                                                                NO. OF SECURITIES
                                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                             SHARES                             OPTIONS AT                       IN-THE-MONEY OPTIONS AT
                             ACQUIRED      VALUE                SEPTEMBER 30, 2004  (5)          SEPTEMBER 30, 2004(1)
                             ON            REALIZED
NAME                         EXERCISE      ($)          EXERCISABLE        UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
----                         --------      ---          -----------        -------------       -----------     -------------
Randy S. Selman,
  President, Chief
  Executive Officer
  and Director               0              n/a         65,001 (2)              0                   -                 -

Alan Saperstein,
  Chief Operating
  Officer, Treasurer
  and Director               0              n/a         65,001 (2)              0                   -                 -

George Stemper,
  former Chief
  Operating Officer          0              n/a         13,334 (3)              0                   -                 -

Gail Babitt,
  former Chief
  Financial Officer          0              n/a         20,001 (4)              0                   -                 -

(1) The dollar value of the unexercised in-the-money options is calculated based upon the difference between the option exercise price and $1.60 per share, being the last sale price of our common stock on October 1, 2004 as reported by the Nasdaq SmallCap Market.

(2) Of such exercisable options at September 30, 2004, 33,334 options were exercisable at $22.50 per share, 23,334 were exercisable at $30.00 per share and 8,333 were exercisable at $31.88 per share. All options are subject to cancellation and repricing as described below.

(3) Of such exercisable options at September 30, 2004, 1,667 options were exercisable at $3.45 per share, 6,667 were exercisable at $11.25 per share and 5,000 were exercisable at $30.00 per share. All options are subject to cancellation and repricing as described below.

(4) Of such exercisable options at September 30, 2004, 1,667 options were exercisable at $3.45 per share, 6,667 were exercisable at $11.25 per share, 6,667 exercisable at $30.00 per share and 5,000 were exercisable at $30.47 per share. The latter options are expired as of December 31, 2004. All options are subject to cancellation and repricing as described below.

(5) Excludes (i) immediately exercisable five-year options issued in December 2004 to Messrs. Selman and Saperstein for 450,000 shares each at $1.57 per share and (ii) Options vesting over four years (but subject to acceleration in certain circumstances) and expiring four years after each vesting date, issued in December 2004 to Messrs. Selman and Saperstein for 400,000 shares each at $2.50 per share.

1996 Stock Option Plan


      A description of our 1996 Stock Option Plan is contained later in this proxy statement under Proposal 4, which begins on page 28.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On May 7, 2003 we entered into an agreement with Mr. Fred Deluca which restructured a previous loan, including a significant increase in the loaned amount outstanding. The new loan was evidenced by a three year promissory note in the principal amount of $3.0 million, interest payable only on a quarterly basis beginning in July 2003 at the rate of 5.25% per annum. The new loan was collateralized by a blanket security interest in our assets and a pledge of the stock of our subsidiaries.

      We issued Mr. Deluca 140,000 shares of our newly created Class A-8 Convertible Preferred Stock as consideration for entering into the above agreement. At the same time, he exchanged approximately 123,667 shares of our common stock already owned by him for an additional 92,750 shares of Class A-8. We granted Mr. Deluca demand and piggy-back registration rights covering the shares of common stock issuable upon the conversion of the Class A-8 Convertible Preferred Stock.

      In December 2004, we repaid $2.0 million of the May 2003 loan and the remaining $1.0 million was invested in 100,000 shares of Class A-10 Convertible Preferred Stock on the same terms as offered to new investors. Also, Mr. Deluca purchased $400,000 of 8% senior secured convertible notes on the same terms as the other investors. In addition, Mr. Deluca exchanged all 232,750 shares of Class A-8 for 139,650 shares of Class A-10, but did not receive accompanying warrants. Finally, Mr. DeLuca agreed to accept common shares, valued as of the date of issuance, for approximately $149,000 of unpaid interest on the three year promissory note.

      In February 2004, we received a $300,000 loan from J&C Resources, LLC. One of the members of our Board Of Directors is the President, Chairman and CEO of J&C Resources, LLC. The term of the loan was one year, and all interest was prepaid through the issuance of 21,000 shares of common stock. In addition, we issued 9,000 shares of common stock as an origination fee and 10,000 shares of common stock for legal and other fees. The proceeds from this loan were used for working capital pending the closing of new financing in December 2004, at which time this loan was repaid.

      In December 2004, we paid $100,000 to each of Messrs. Clifford Friedland and David Glassman, as a partial payment of accrued and unpaid salaries due to them from privately held Onstream Media prior to the closing of the Onstream Merger. In February 2005 we paid an additional $50,00 to each of Messrs. Friedland and Glassman as partial payment of these accrued salaries.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(d) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended September 30, 2004 and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended September 30, 2004, as well as any written representation from a reporting person that no Form 5 is required, we are not aware of any person that failed to file on a timely basis, as disclosed in the aforementioned Forms, reports required by Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended September 30, 2004, other than indicated below:


      Eric Jacobs, our Corporate Secretary, received 3,556 of our common shares as an interest payment on October 28, 2003 and did not file the required Form 4 on a timely basis. Mr. Jacobs has subsequently filed this report.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE DIRECTOR
NOMINEES.

                                   PROPOSAL 2

            RATIFICATION OF THE APPOINTMENT OF GOLDSTEIN LEWIN & CO.
                    AS INDEPENDENT AUDITORS OF ONSTREAM MEDIA

      The Audit Committee has selected Goldstein Lewin & Co. as our independent auditors for the current fiscal year. Representatives of Goldstein Lewin & Co. are expected to attend the 2005 Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders. Goldstein Lewin & Co. has served as our auditors since July 2002, and has audited our financial statements for the past three fiscal years.

Audit Fees

      The aggregate audit fees billed by Goldstein Lewin & Co. for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004 and for the review of quarterly financial statements included in our Quarterly Reports on Form 10-QSB for the quarters ending December 31, 2003, and March 31 and June 30, 2004 were $120,000.

      The aggregate audit fees billed to us by Goldstein Lewin & Co. for the fiscal year ended September 30, 2003 and for the review of quarterly financial statements included in our Quarterly Reports on Form 10-QSB for the quarters ending December 31, 2002 and March 31 and June 30, 2003 were approximately $97,000.

Audit Related Fees

      For the fiscal years ended September 30, 2004 and 2003, the aggregate fees billed for assurance and related services by Goldstein, Lewin & Co. relating to the performance of the audit of our financial statements which are not reported under the caption "Audit Fees" above was approximately $45,000 and $11,000, respectively.

Tax Fees

      For the fiscal years ended September 30, 2004 and 2003 the aggregate fees billed for tax compliance, tax advice and tax planning. Tax fees include the preparation of federal and state corporate income tax returns. The aggregate tax fees billed to us by Goldstein Lewin & Co. for the fiscal year ended September 30, 2004 were approximately $18,000. The aggregate tax fees billed to us by Goldstein Lewin & Co. for the fiscal year ended September 30, 2003 were approximately $16,000.

All Other Fees

      Other than fees relating to the services described above under "Audit Fees," "Audit-Related Fees" and "Tax Fees," there were no additional fees billed by Goldstein Lewin & Co. for services rendered to us for the fiscal years ended September 30, 2004 or 2003.

Audit Committee Policies

      Effective May 6, 2003, the Securities and Exchange Commission adopted rules that require that before our independent auditor is engaged by us to render any auditing or permitted non-audit related service, the engagement be:

      *     approved by our audit committee; or

      * entered into pursuant to pre-approval policies and procedures established by the audit committee, provided the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not include delegation of the audit committee's responsibilities to management.

      The audit committee pre-approves all services provided by our independent auditors, including those set forth above. The audit committee has considered the nature and amount of fees billed by Goldstein Lewin & Co. and believes that the provision of services for activities unrelated to the audit is compatible with maintaining Goldstein Lewin & Co.'s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF GOLDSTEIN LEWIN &
                 CO. AS INDEPENDENT AUDITORS OF ONSTEAM MEDIA.

                                   PROPOSAL 3

TO APPROVE THE POSSIBLE ISSUANCE OF IN EXCESS OF 19.99% OF THE PRESENTLY ISSUED AND OUTSTANDING COMMON STOCK OF ONSTREAM MEDIA UPON THE EXERCISE OF THE WARRANTS


      In December 2004 we sold 19 accredited investors $4.35 million principal amount of 8% senior secured convertible notes, together with common stock purchase warrants to purchase an aggregate of 1,522,500 shares of our common stock and an additional investment rights entitling the holders to purchase from us up to an additional $2.175 million of 8% senior secured convertible notes. In February 2005 and April 2005 the holders of the $2,175,000 of additional investment rights exercised these rights and we received gross proceeds of $2,175,000.

      In connection with this exercise of the additional investment right, we issued five year common stock purchase warrants to purchase an aggregate of 761,250 shares of our common stock at an exercise price of $1.65 per share, together with one year common stock purchase warrants to purchase an aggregate of 2,175,000 shares of our common stock at an exercise price of $1.00 per share (the "Additional $1.00 Warrants"). Upon the exercise of the Additional $1.00 Warrants, the warrant holder will receive additional five year common stock purchase warrants to purchase 50% of the shares of common stock acquired upon the exercise of the Additional $1.00 Warrant at an exercise price of $1.65 per share (the "Additional $1.65 Warrants"). When used in this proxy, the term Warrants includes the Additional $1.00 Warrants and the Additional $1.65 Warrants.

      The issuance of the shares of our common stock upon the possible conversion of the notes issued upon the exercise of the additional investment right, as well as the common stock purchase warrants for 761,250 shares of our common stock, has previously been approved by our shareholders at our annual meeting held on December 15, 2004. We have agreed to use our best efforts to obtain as soon as possible shareholder approval of the issuance of the shares of our common stock underlying the Warrants to meet the requirements of Rule 4350(i) of the Nasdaq Marketplace Rules.


Terms of the Warrants

      If Proposal 3 is approved at the 2005 Annual Meeting, the Additional $1.00 Warrants will be exercisable commencing on the date of the shareholder approval and ending one year from the shareholder approval date. If Proposal 3 is not approved by our shareholders, either at the 2005 Annual Meeting or any other meeting of our shareholders called for the purpose of approving the Warrants, the Warrants will terminate and the holders will not be entitled to exercise the Additional $1.00 Warrants. If the Warrants are approved by our shareholders, upon exercise of the Additional $1.00 Warrant, the holder will be issued an Additional $1.65 Warrant which will be exercisable for a five year period commencing on the issuance date. In order to receive the Additional $1.65 Warrant the holders of the Additional $1.00 Warrants must exercise those warrants.

      These exercise prices of the Warrants are subject to adjustment in the event of stock splits, stock dividends, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below the exercise price of the particular Warrant. The Additional $1.65 Warrants include a cashless exercise feature which permits the holder to exercise the warrants by surrender of a portion of the warrants. This cashless exercise feature terminates at the time the shares underlying the Warrants are registered. The number of shares of our common stock that can be issued upon the exercise of the Warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.

      Copies of the forms of Additional $1.00 Warrant and Additional $1.65 Warrant are included in this proxy as Exhibits A and B, respectively.


      If all the Additional $1.00 Warrants are exercised, we will issue up to an additional 2,175,000 shares of our common stock and Additional $1.65 Warrants to purchase 1,087,500 shares of our common stock. The approval of this Proposal 3 and the issuance in excess of 19.99% of our common stock will cause dilution in our current shareholders' ownership interests. Any such issuance of additional stock could also have the effect of diluting any earnings per share we may report in the future, together with the book value per share of outstanding shares of our common stock. The following table provides information on the dilutive effect of the Warrants:

Shares of our common stock
issued and outstanding on
July 6, 2005                                [10,670,486]

Shares of our common stock
underlying the Warrants                     3,262,500 or 23.4%

Shares of our common stock
issued and outstanding on
July 6, 2005 on a
fully-diluted basis (1)                     [34,805,566]

Shares of our common stock
underlying the Warrants                     3,262,500 or 9.4%

(1)   Includes:

      *     [10,670,486] shares of our common stock outstanding on July 6, 2005,

      * 4,537,100 shares of our common stock may be issued upon the conversion of shares of 453,710 shares of our Series A-10 Convertible Preferred Stock,

      * 14,847,980 shares of our common stock which may be issued upon the exercise of options and common stock purchase warrants with exercise prices ranging from $1.00 to $45.00 per share, including the Warrants, and

      * 4,750,000 shares of our common stock may be issued upon the conversion of 8% senior secured convertible notes based upon a conversion price of $1.00 per share.

      We have included the shares of our common stock issuable upon the exercise of the Warrants in a registration statement which was declared effective by the Securities and Exchange Commission on June 29, 2005. Assuming Proposal 3 is approved at the 2005 Annual Meeting, the shares of our common stock issuable upon the exercise of the Warrants will be freely saleable by the Warrant holders. At July 6, 2005, the last sale price of our common stock on the Nasdaq SmallCap Market was $1.10 per share, however, the trading in our shares has historically been subject to much volatility and we cannot predict that the market price of our common stock in the future may be greater than the exercise price of the Warrants. Any sales by the exercising Warrant holders may cause a decline in the trading price of our common stock when these additional shares are resold into the public market. Any possible decrease in the market price of our common stock will adversely affect the value of the shares held by our current shareholders. In addition, because the number of shares of our common stock owned at any one time by the Warrant holders cannot exceed 9.999% of our then issued and outstanding common shares, it is also likely that these Warrant holders will be required to dispose of the shares of our common stock owned by them from time to time, including in open market transaction, to remain under this threshold which could adversely affect the market price of our common stock.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVING THE ISSUANCE BY ONSTREAM MEDIA OF IN EXCESS OF 19.99% OF THE PRESENTLY ISSUED AND OUTSTANDING COMMON STOCK OF ONSTREAM MEDIA UPON THE EXERCISE OF THE WARRANTS.


                                   PROPOSAL 4

  TO APPROVE AN AMENDMENT TO OUR 1996 STOCK OPTION PLAN TO INCREASE THE TOTAL NUMBER OF SHARES OF OUR COMMON STOCK AVAILABLE FOR ISSUANCE UNDER SUCH PLAN FROM
                      3,500,000 SHARES TO 6,500,000 SHARES

      On February 9, 1997, the Board of Directors and a majority of our shareholders adopted our 1996 Stock Option Plan (the "Plan"). Pursuant to amendments to the Plan ratified by shareholders on December 15, 2004, we have reserved an aggregate of 3,000,000 shares of common stock for issuance pursuant to options granted under the Plan ("Plan Options") and 500,000 shares for restricted stock grants ("Stock Grants") made under the Plan. At July 6, 2005, we have options to purchase 2,948,776 shares of our common stock outstanding under the Plan. Such options were issued to our directors, employees and consultants at exercise prices ranging from $1.12 to $31.88 per share. In addition, on December 15, 2004 a majority of our shareholders voted to approve the cancellation (subject to the option holder's approval) of stock option grants to directors, executive officers, senior management and employees covering 292,992 shares (227,776 of which were issued under the 1996 Stock Option plan) with a weighted-average exercise price of $22.93, with such options to be re-issued six months and one day from the date of cancellation with an exercise price equal to the fair market value on the date of the reissue.

      While we presently have 524,465 shares available for issuance under the Plan upon Stock Grants or exercise of options which we may grant in future periods, as a result of the Onstream Merger and internal growth of our company, our Board of Directors believes that it is in our best interest to amend the Plan to increase the number of shares of common stock issuable under the Plan to provide sufficient shares for future issuances to our employees, directors and advisors as either a signing bonus to join our company, bonuses for past services or incentive compensation. Proposal 3, if approved, will increase the number of shares of common stock issuable under the Plan from 3,500,000 shares to 6,500,000 shares, which will include up to 4,500,000 shares of common stock for issuance pursuant to Plan Options and up to 2,000,000 shares of common stock to be issued pursuant to Stock Grants. Other than the increase in the number of shares of common stock available for issuance under the Plan, there are no other proposed changes to the terms of the Plan.

Description of the Plan

      The stated purpose of the Plan is to increase our employees', advisors', consultants' and non-employee directors' proprietary interest in the company, and to align more closely their interests with the interests of our shareholders, as well as to enable us to attract and retain the services of experienced and highly qualified employees and non-employee directors. The Plan is administered by the Compensation Committee of our board of directors ("the Committee"). The Committee determines, from time to time, those of our officers, directors, employees and consultants to whom Stock Grants and Plan Options will be granted, the terms and provisions of the respective Grants and Plan Options, the dates such Plan Options will become exercisable, the number of shares subject to each Plan Option, the purchase price of such shares and the form of payment of such purchase price. Stock Grants may be issued by the Committee at up to a 10% discount to market at the time of grant. At no time may the Committee issue Stock Grants to exceed, in the aggregate, 500,000 shares which will increased to 2,000,000 shares if this Proposal 4 is approved. All other questions relating to the administration of the Plan, and the interpretation of the provisions thereof are to be resolved at the sole discretion of the board of directors or the Committee.

      Plan Options granted under the Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan also allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of common stock owned by the eligible person and to receive a new Plan Option to purchase shares of common stock equal in number to the tendered shares. Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant.

      The term of each Plan Option and the manner in which it may be exercised is determined by the board of directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. In any case, the exercise price of any stock option granted under the Plan will not be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of Non-Qualified Options is determined by the Committee.

      The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan. Officers, directors and key employees of and consultants to us and our subsidiaries will be eligible to receive Non-Qualified Options under the Plan. Only our officers, directors and employees who are employed by us or by any of our subsidiaries thereof are eligible to receive Incentive Options.

      All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not our employee but is a member of our board of directors and his service as a Director is terminated for any reason, other than death or disability, the Plan Option granted may be exercised on the earlier of the expiration date or 90 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of
Section 22(c)(3) of the Code, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

      The Board of Directors may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plan or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization) without the consent of our shareholders, (ii) affects outstanding Plan Options or any exercise right thereunder, (iii) extends the term of any Plan Option beyond ten years, or (iv) extends the termination date of the Plan.

      Unless the Plan has been earlier suspended or terminated by the Board of Directors, the Plan shall terminate 10 years from the date of the Plan's adoption. Any such termination of the Plan shall not affect the validity of any Plan Options previously granted thereunder.

      The potential benefit to be received from a Plan Option is dependent on increases in the market price of the common stock. The ultimate dollar value of the Plan Options that have been or may be granted under the Plan is not currently ascertainable. On July 6, 2005, the closing price of our common stock as reported on the Nasdaq SmallCap Market(TM) was $ 1.10.

Tax Aspects

      The following discussion applies to the Plan and is based on federal income tax laws and regulations in effect. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of applicable state, local or foreign tax laws. Accordingly, any person receiving a grant under the Plan should consult with his own tax adviser.

      The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code. An employee granted an Incentive Option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the Incentive Option over the Plan Option exercise price is an item of tax preference under Section 57(a)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an Incentive Option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the Incentive Option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the Incentive Option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an Incentive Option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the Incentive Option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him or her to suit under
Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the Incentive Option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the Incentive Option is exercised, it may be necessary for the employee to amend his or her return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an Incentive Option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition. If the holder of an Incentive Option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the Incentive Option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the Incentive Option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the common stock is issued to the employee upon exercise of the Incentive Option. If an exercise is effected using shares previously acquired through the exercise of an Incentive Option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

      With respect to the holder of Non-Qualified Options, the option holder does not recognize taxable income on the date of the grant of the Non-Qualified Option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of Non-Qualified Options is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1934, such person generally recognizes ordinary income at the end of the six month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

      In connection with the issuance of Stock Grants as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock Grants received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the shareholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the Stock Grant to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934, the Stock Grant, upon receipt following satisfaction of condition prerequisites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture. The recipient would be obligated to include in gross income the fair market value of the Stock Grant received once the conditions to receipt of the Stock Grant are satisfied.

Securities Law Restrictions

      The sale of the shares must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% or greater shareholders may also be subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AMENDMENT OF THE 1996 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER SUCH
                  PLAN FROM 3,500,000 SHARES 6,500,000 SHARES.

                                   PROPOSAL 5

  TO APPROVE THE ACCELERATED VESTING OF CERTAIN NON-PLAN COMPENSATORY OPTIONS PREVIOUSLY GRANTED TO EXECUTIVES UNDER THE TERMS OF THEIR EMPLOYMENT AGREEMENTS.


      At our 2004 annual meeting of shareholders held on December 15, 2004 our shareholders approved new employment contracts of each of Messrs. Randy S. Selman, our CEO, and Alan Saperstein, our Executive Vice President. Under the terms of these agreements, we granted each executive non-Plan options to purchase 400,000 shares of common stock at an exercise price of $2.50 per share that vest in installments of 100,000 shares on each anniversary date of the agreement, subject to accelerated vesting under certain circumstances, as partial compensation for their services to us. These options are in addition to options otherwise granted to each of Messrs. Selman and Saperstein under our 1996 Stock Option Plan as described in "Security Ownership of Certain Beneficial Owners and Management" beginning on page 5 of this proxy statement. Under the terms of the employment agreements, if we should terminate either executive for cause, as defined in the agreement, any of these options which had not yet vested would terminate.

      In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financing Accounting Standards (SFAS) 123R, "Share-Based Payment", which requires all companies to measure compensation cost for all share-based payments, including employee stock options, at fair value. In April 2005, the SEC made certain changes to the effective dates of SFAS 123R. SFAS 123R, as amended by the SEC, is effective for public companies for the first interim or annual periods of their fiscal year beginning after June 15, 2005, except small business issuers (as defined in SEC Regulation S-B), for which it is effective for the first fiscal year beginning after December 15, 2005.

      Our Board of Directors has determined that the implementation of SFAS123R will require our company to recognize a total expense of approximately $250,000 on our consolidated financial statements with respect to these options which have been granted to Messrs. Selman and Saperstein after such implementation. These non-Plan options held by Messrs. Selman and Saperstein are the only options which would be affected by the implementation of SFAS123R. As our Board of Directors believes that this expense is potentially inconsistent with options having an exercise price of $2.50 per share as compared to the current market price of $[1.16] per share, upon recommendation of the Compensation Committee of the Board of Directors, the Board has approved the accelerating of the vesting date of all the options granted to each of Messrs. Selman and Saperstein to September 30, 2005, subject to shareholder approval. This accelerated vesting will allow these options to be accounted for in accordance with our current accounting practice, which follows Accounting Principles Board Opinion (APB" 25, "Accounting for Stock Issued to Employees," and which would result in recognition of no related expense in our consolidated financial statements.

      As described elsewhere in this proxy statement, our common stock is quoted on the Nasdaq SmallCap Market and we are therefore subject to compliance with the Nasdaq Marketplace Rules. Rule 4350(i)(1) requires shareholder approval if any equity compensation arrangement is materially amended pursuant to which stock may be acquired by officers or directors which is outside of a plan which has been previously approved by the issuer's shareholder. Compliance with this rule requires shareholder approval of this Proposal 5 as it constitutes a material change in the terms of the compensation arrangement.

      If this Proposal 5 is approved at our 2005 Annual Meeting, the vesting date of these options previously granted to each of Messrs. Selman and Saperstein will accelerate to September 30, 2005. Upon the acceleration of the vesting dates of these options, in the event we should terminate either executive for cause as defined in his employment agreement, as the options have already vested they will be exercisable by the executive in accordance with the terms of the option. If this Proposal 5 is not approved, no change will be made in the vesting schedule of these options and we will be required to recognize the approximate $250,000 expense during the three years beginning with the fiscal year ending September 30, 2007 pursuant to the requirements of FASB 123R.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ACCELERATED VESTING OF THE NON-PLAN OPTIONS PREVIOUSLY GRANTED TO MESSRS. SELMAN AND SAPERSTEIN.

                                APPRAISAL RIGHTS

      No appraisal rights are available under Florida or under our Articles of Incorporation as amended or By-Laws to any shareholder who dissents from Proposals 1, 2, 3, 4 or 5.


                                  OTHER MATTERS

      As of the date hereof, there are no other matters that Onstream Media intends to present, or has reason to believe others will present, at the 2005 Annual Meeting. If, however, other matters properly come before the 2005 Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

                            PROPOSALS OF SHAREHOLDERS

      Proposals of shareholders to be considered for inclusion in the proxy and proxy card for the 2006 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Secretary of Onstream Media on or before December 31, 2005. The submission of a shareholder proposal does not guarantee that it will be included in our proxy for our 2006 Annual Meeting.

                          ANNUAL REPORT ON FORM 10-KSB


      A copy of the Onstream Media's Annual Report on Form 10-KSB for the year ended September 30, 2004 as well as a copy of our Quarterly Report on Form 10-QSB for the period ended March 31, 2005 accompany this proxy statement. Additional copies will be furnished without charge to beneficial shareholders or shareholders of record upon request by mail to Investor Relations, Onstream Media Corporation, 1291 SW 29 Avenue, Pompano Beach, Florida 33069. A copy of our Annual Report on Form 10-KSB, including exhibits, and Quarterly Report on Form 10-QSB, including exhibits, is also available in digital form for download or review by visiting "About Us/Investors/Filing" at www.onsm.com or at the SEC's web site at www.sec.gov.


                    HOUSEHOLDING OF ANNUAL MEETING MATERIALS

      Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write us at Attention: Corporate Secretary, 1291 SW 29 Avenue, Pompano Beach, Florida 33069, telephone (954) 917-6655. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

                       WHERE YOU CAN FIND MORE INFORMATION

      Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this proxy, not including exhibits to such information unless those exhibits are specifically incorporated herein by reference.

      Requests for such documents should be directed to Corporate Secretary, Onstream Media Corporation, 1291 SW 29 Avenue, Pompano Beach, Florida 33069, telephone number (954) 917-6655. Please note that additional information can be obtained from our website at www.onsm.com.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information may be accessed over the Internet at a site maintained by the SEC at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the following public SEC reference room:

      Public Reference Room
      450 Fifth Street, N.W.
      Washington, D.C. 20549

      You may obtain further information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

                           ONSTREAM MEDIA CORPORATION

                       2005 ANNUAL MEETING OF SHAREHOLDERS
                                 ________, 2005

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         OF ONSTREAM MEDIA CORPORATION.


      The undersigned hereby appoints Randy S. Selman proxy with power of substitution and hereby authorizes him to represent and to vote, as designated below, all of the shares of common stock of Onstream Media Corporation held of record by the undersigned on July 21, 2005 at the 2005 Annual Meeting of Shareholders to be held at the Courtyard by Marriott, 2440 West Cypress Creek Road, Fort Lauderdale, Florida 33309, on Tuesday, September 13, 2005 beginning at 11 a.m., local time, and at all adjournments thereof, with all powers the undersigned would possess if personally present. In his or her discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.


1.    Election of Directors

Nominees: Randy S. Selman, Alan M. Saperstein, Benjamin Swirsky, Robert J. Wussler, Charles C. Johnston, Clifford Friedland and Ronald W. Yates.

|_| FOR all nominees   |_| WITHHOLD AUTHORITY     |_| FOR all nominees, except
                                                      as noted:
                                                      Nominee exception

2. Proposal to ratify the appointment of Goldstein Lewin & Co. as independent auditors of Onstream Media Corporation for the fiscal year ending September 30, 2005.

              |_| FOR         |_| AGAINST          |_| ABSTAIN

3. Proposal to approve the possible issuance of in excess of 19.99% of the presently issued and outstanding common stock of Onstream Media upon the exercise of the Warrants.

              |_| FOR         |_| AGAINST          |_| ABSTAIN


4. Proposal to approve an amendment to our 1996 Stock Option Plan increasing the number of shares available for issuance under the plan from 3,500,000 shares to 6,500,000 shares.


              |_| FOR         |_| AGAINST          |_| ABSTAIN


5. Proposal to approve the accelerated vesting of certain non-Plan compensatory options previously granted to executives under the terms of their employment agreements.


              |_| FOR         |_| AGAINST          |_| ABSTAIN

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS.

      THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF 2005 ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH.

-----------------------------              -----------------------------
(Signature)                                 (Signature if jointly held)

-----------------------------              -----------------------------
(Printed name)                                      (Printed name)

      Please sign exactly as name appears herein. When shares are held by Joint Tenants, both should sign, and for signing as attorney, as executor, as administrator, trustee or guardian, please give full title as such. If held by a corporation, please sign in the full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership name by an authorized person.

                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY.
                                   THANK YOU.